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                                                                 EXHIBIT (d)(25)

                           AMENDED SCHEDULE A SUMMARY

                        Investment Sub-Advisory Agreement
                    between Chicago Capital Management, Inc.
                                       and
                          Talon Asset Management, Inc.
                           Effective February 17, 2003

                          ABN AMRO/ TALON MID CAP FUND

Investment Advisor will pay to Sub-Advisor an annual fee, which shall be calculated monthly and payable quarterly, as described below.

For months in which the Fund's average daily net assets are $18 million or less, the Sub-Advisor shall not receive a fee. For all other months, the Investment Advisor will pay the Sub-Advisor a fee equal to 68.75% of the management fee that the Investment Advisor receives, net of any expense reimbursement, on all assets held in the Fund other than those assets with record-keeping services being performed by ABN AMRO Trust Services. The Investment Advisor will pay the Sub-Advisor a fee equal to the management fee, net of any expense reimbursement, less 0.39% annually of the Fund's average net assets on which record-keeping services are performed by ABN AMRO Trust Services.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Schedule A Summary to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:                                         CHICAGO CAPITAL MANAGEMENT, INC.

                                                By: /s/ Seymour A. Newman
__________________________                          ----------------------------

ATTEST:                                         TALON ASSET MANAGEMENT, INC.

                                                By: /s/ Terry Diamond
__________________________                          ----------------------------